Contract No. A0001

Insurance Agency Contract

Insurance Company Name: Taiping Life Insurance Co., Ltd.
Agency Company Name: Zhengzhou Anhou Insurance Agency Co., Ltd.

Novemeber 5th, 2003

Contract No. A0001

Party A: Taiping Life Insurance Co., Ltd.
General Manager: He Zhiguang
Address: Taiping life insurance Mansion, 1399 Minsheng Rd., Shanghai, P.R. China.
Tel: +8621-50614888

Party B: Zhengzhou Anhou Insurance Agency Co., Ltd.
General Manager: Jia Kai
Address: 4A Ronghua Mansion, 63-1 Hongzhuan Rd., Zhengzhou, Henan Province, P. R. China.
Tel: +86317-5655676

In order to furnish China’s insurance market, promote the development of insurance industry and further expand the coverage of insurance industry, in comply with Insurance Law of People’s Republic of China and the Administrative Measures on Insurance Agency, party A and party B has agreed that party B shall by entrusted by party A as its insurance agent, the accordingly insurance agency agreement is as follow:

TYPES OF INSURANCE

1. For the types of insurance party B is entrusted, see appendix 1 of this agreement.

2. Should the types of insurance or premium of agent be adjusted, party A shall modify Appendix 1, and notify party B in writing. The modified appendix should be signed by both partied prior to its enforcement.

DURATION

3. This agreement shall come into force since Nov. 5th, 2003. The first contractual year shall be terminated on Dec. 31st, 2004. The second contractual year shall begin on Jan. 1st, 2005, and so forth.

AUTHORITY OF AGENT

4. As the agent, party B is entrusted by party A to conduct the following business:

1) To sell life insurance products;

2) To charge the premium;

3) Other business authorized by party A in writings according to business developing situation.

5. The geographic boundary of the insurance business of party B should not exceed the scope of collaborative operation of both parties according to insurance supervising organization.

6. Unless authorized, party B shall not make any commitment to the insured on coverage, compensation, reimbursement or dividend (insured authorized and confirmed by party A in writing is not included).

RIGHTS AND OBLIGATIONS OF PARTY A

7. Party A has the right to know the management content of party B, including party B’s organizational structure, employee structure, and payment measures and amount of its sales teams. Party B should cooperate actively.

8. Party A has the right to supervise and inspect the agent insurance business of party B, and party B should cooperate actively.

Contract No. A0001

9. Party A is obliged to pay agency commissions to party B in comply with this agreement.

10. Party A is obliged to provide necessary business training to party B.

11. Party A should promptly provide party B insurance clauses, premium rate, operation process description, and necessary documents which are necessary for agency affairs.

12. The personal insurance premium received by party B in the first contractual year should not be less than one million RMB, and group insurance premium not less than four million RMB. Failure to meet any one of these two standards by party B, this agreement can be terminated by party A.

RIGHTS AND OBLIGATIONS OF PARTY B

13. Party B has the right to charge party A the agency commissions, provide that the business does not exceed the agency scope.

14. Party B has the right to sell the same types of insurance as the salesperson of party A, and to sell new types of insurance at the same time. Delay for discussing the agency commissions is excluded.

15. As the exclusive agency of personal insurance and group insurance of party A, party B should not be agency of insurance products of other insurance companies. Otherwise, party A can terminate this agreement.

16. In 13 months’ time, the average extension rate of personal insurance should not be lower than 80%. If the rate is between 75% and 80%, party B should provide a reform measurement, and the agreement shall keep duration for observation for one year; In 25 months’ time, the average extension rate of personal insurance should not be lower than 70%. If the rate is between 65% and 70%, party B should provide a reform measurement, and the agreement shall keep duration for observation for one year. Failure to meet the standard by expiration of the observation period, If the rate is between 75% and 80%, party B should provide a reform measurement, and the agreement shall keep duration for observation for one year.

17. The total amount of commission paid by party B to its salespersons (left salesperson included) should not be higher than that paid by party A to its salespersons (left salesperson included).

18. When conducting business as agency, party B shall fulfill honesty and inform duties, abide by Insurance Law of People’s Republic of China and Administrative Regulations on Insurance Agency, adhere to the principle of honesty and integrity, not withdraw or change insurance policy, nor conduct fraud behaviors including misguide. Should any of the above mentioned behavior happen, party B should discharge the agent relation with the worker, inform the result to party A in writing, and compensate the according losses or damages to party A.

19. When doing insurance business as agent, party B is obliged to truly inform the insurance applicant and the insured the important information relevant to the insurance contract, and truly inform party A the important information referring to the insurance applicant which is already acknowledged or should be acknowledged by party B. Party B shall be responsible for any penalties, costs or other losses incurred by party A arising from or related to party B’s failure to timely, accurately and completely provide information or data.

20. Documents about the insurance applicants, the insured or the beneficiary, contract modification or change and premium payment which are collected by party B should be submitted or delivered to party A against reception.

21. The initial premium and renewed premium received by party B on behalf of party A shall be collected through the client’s deposit account. Cash and cash check payment are prohibited.

Contract No. A0001
22. Party B should collect the renewed premium in accordance with the related documents provided by party A. Should demission of party B’s employee occurred, party B is obliged to timely appoint new premium collector, so as to assure the completion of renewed premium collection.

23. Party B shall neither broadcast, publish or distribute any advertisements or other materials referring to party A or in the names of party A, nor modify, change or reprint documents or materials provided by party A without first securing written approval of party A. Party B shall be responsible for any penalties, costs or other losses arising from party B’s failure to do so, and party A will reserve the right to the legal responsibility.

24. Party B has no right to transfer the agent items identified in this agreement to another subagent (employees of party B are excluded).

RIGHTS AND DUTIES OF BOTH PARTIES

25. Party A and party B should be adhere to the principle of honesty and integrity; neither party should deceive or cheat the other party.

26. Neither party shall employ individual agent who was expelled or demised within half a year by the other party.

27. Party A is obliged to repay a visit to new personal insurance contractors. Party B should accurately provide the client’s contact information, and be responsible for the tracing of unsatisfactory feedbacks. Party B should guarantee that the monthly rate of satisfactory feedbacks should not be lower than 90%, otherwise party A has the right to deduct 5% of commissions of the month.

28. All premiums collected on business produced by party B shall be submitted to the nominated bank account of party A within three working days. Default, intercept or misappropriate premiums, surrender values, insurance proceeds, dividends, refund or loans of party B may result with the termination of this agreement, and party A has the right to request party B for the compensation of any losses rising thereof.

Party A’s bank account for premium transfer:
Name: Taiping Life Insurance Co., Ltd. Zhengzhou Branch
Bank: Industrial and Commercial Bank of China Limited.
Account Number: 1702022729200021594

29. Payment of commission to party B under this agreement is contingent upon payment of premiums to party A. For detailed commission ratio, consult appendix 2 and appendix 3.

Party B’s bank account for agency commission transfer:
Bank: Industrial and Commercial Bank of China Limited.
Account Number: 1702029009224805239

30. Party A shall pay agency commissions according to the received premiums. All agency commissions will be paid to the nominated account of party B in transfer-check. Party B may make no deductions from or personal use of premiums it collected. 31. Party A shall make settlement of commission every month after the expiration of the free examination period. The commission shall be calculated by deducting the cancelled premium from the underwriting premium of last month. The specific pay-day shall be the 16th day of each month (postpone on legal holidays).

Contract No. A0001

MODIFICATION AND TERMINATION

32. This agreement may be modified only by thirty (30) days prior written notice and being approved by both parties.

33. Party A has the right to modify the types of insurance, premiums and methods of payment without be approved by party B. Party B should modify accordingly upon notice and execute the new rules. Party B shall be responsible for any penalties, costs or losses arising from or related to party B’s failure to timely or inaccurately modification.

34. In case that party A failed to pay party B commissions, party B may inform party A in writing to terminate this agreement and recourse commissions and interest (calculated by the two year time deposit rate revealed by bank on the first working day of every month)

35. Upon the termination of this agreement, party B shall maintain the commissions in appendix 2, which shall be paid by party A. Party B agrees that the commissions it receive should deduct its debt owing to party A and the according interest (calculated by the two year time deposit rate revealed by bank on the first working day of every month).

DISPUTE SOLUTION

36. In the event of a dispute hereunder, both parties should seek solutions through peaceful discussion. Each party may litigate in the People’s Court of party A’s location when agreement can not be reached.

GENERAL PROVISIONS

37. What is left unmentioned in this agreement may be amended in writings as an appendix through discussion of both parties.

38. This contract is made in two originals, which shall be deemed equally authentic, that should be held by each party.

[Signature Page for Insurance Agency Contract]

Contract No. A0001

Party A: Taiping Life Insurance Co., Ltd.
[Official Seal]
Address: Taiping life insurance Mansion, 1399 Minsheng Rd., Shanghai, P.R. China.
Date: Nov. 5th, 2003

Party B: Zhengzhou Anhou Insurance Agency Co., Ltd.
Representative: Jia Kai
[Official Seal]
Date: Nov. 5th, 2003
Address: 4A Ronghua Mansion, 63-1 Hongzhuan Rd., Zhengzhou, Henan Province, P. R. China.